UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 18, 2005

General Electric Capital Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-14804	06-1109503
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

260 Long Ridge Road, Stamford, Connecticut		06927-1600
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (203) 357-4000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On November 18, 2005, General Electric Company (GE), the parent company of General Electric Capital Services, Inc. (GECS), and Swiss Reinsurance Company (Swiss Re) entered into a Transaction Agreement. In that Transaction Agreement GE agreed to sell, and Swiss Re agreed to buy, the property and casualty business of GE Insurance Solutions Corporation (Insurance Solutions), GE’s reinsurance and primary commercial insurance subsidiary. The Transaction Agreement provides for the sale of the outstanding shares of capital stock of Insurance Solutions and the stock or assets of certain of GE’s other indirect U.S. and non-U.S. subsidiaries, including Employers Reinsurance Corporation, GE Frankona Reinsurance Limited (UK), GE Frankona Rückversicherungs-Aktiengesellschaft, GE Reinsurance Corporation, Westport Insurance Corporation, and First Specialty Insurance Corporation. The stock and assets of GE’s non-U.S. subsidiaries will be sold to subsidiaries of Swiss Re pursuant to separate purchase and sale agreements. Insurance Solutions’ life and health reinsurance business in the United States will not be included in the transaction.

In connection with the transaction, GECS expects to record an after-tax loss of approximately $3 billion from the disposition in the fourth quarter 2005 related to the loss on sale, net of tax and including the write-off of goodwill . This charge will not result in any future cash expenditures.

Item 8.01 Other Events.

In addition to the transaction described above, GE has announced that it plans to decrease its ownership of Genworth Financial, Inc. (Genworth) common stock to less than 20% in the fourth quarter of 2005. If GE decreases its ownership of Genworth in the fourth quarter as it currently expects, it will thereafter report both Insurance Solutions and Genworth as discontinued operations. The following preliminary information reflects the current estimate of the operations effects of that presentation as of the date hereof. These tables show the amounts we will deduct from our revenues and earnings to classify Insurance Solutions and Genworth as discontinued operations.

The table below indicates for the nine months ended September 30, 2005 and the years ended December 2004, 2003 and 2002, the revenues and net earnings from discontinued operations.

(In millions)	9 months ended 9/30/05	For the years ended December 31,
		2004	2003	2002
Revenues
Insurance Solutions	$5,820	$8,533	$10,121	$8,170
Genworth	8,434	9,829	12,397	11,447

Total revenues from discontinued operations	$14,254	$18,362	$22,518	$19,617

Net earnings
Insurance Solutions	$106	$(11)	$403	$(1,777)
Genworth	693	459	1,389	1,216

Total net earnings from discontinued operations	$799	$448	$1,792	$(561)

(2)

The table below indicates for the first three quarters of 2005 the revenues and net earnings from discontinued operations.

(In millions)	2005
	Qtr 1	Qtr 2	Qtr 3
Revenues
Insurance Solutions	$2,002	$2,000	$1,818
Genworth	2,774	2,610	3,050

Total revenues from discontinued operations	$4,776	$4,610	$4,868

Net earnings
Insurance Solutions	$157	$187	$(238)
Genworth	246	86	361

Total net earnings from discontinued operations	$403	$273	$123

The table below indicates for each of the quarters of 2004 the revenues and net earnings from discontinued operations.

(In millions)	2004
	Qtr 1	Qtr 2	Qtr 3	Qtr 4
Revenues
Insurance Solutions	$2,316	$2,290	$2,034	$1,893
Genworth	2,536	2,199	2,470	2,624

Total revenues from discontinued operations	$4,852	$4,489	$4,504	$4,517

Net earnings
Insurance Solutions	$134	$175	$(60)	$(260)
Genworth	281	(119)	173	124

Total net earnings from discontinued operations	$415	$56	$113	$(136)

(3)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

General Electric Capital Services, Inc.
(Registrant)

Date: November 25, 2005	/s/ Philip D. Ameen
Philip D. Ameen Senior Vice President and Controller Duly Authorized Officer and Principal Accounting Officer